Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS RECORD SECOND QUARTER 2025 FINANCIAL AND OPERATING RESULTS

•Record highest ever consolidated net revenues with record 2Q25 Regional Operations net revenues
•MGM China achieved all-time record Segment Adjusted EBITDAR and market share of 16.6%
•BetMGM venture reported strong revenue and EBITDA growth in 2Q25, upgrading its guidance for FY 2025
•Repurchased 8 million shares in 2Q25, reducing shares outstanding by 45% since the beginning of 2021

Las Vegas, Nevada, July 30, 2025 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended June 30, 2025.

“MGM Resorts' operational scale and diversity delivered solid growth in the second quarter, with consolidated results increasing year over year. This performance was driven by accelerating EBITDA growth at the BetMGM venture and record results out of our Regional Operations as well as MGM China,” said Bill Hornbuckle, Chief Executive Officer & President of MGM Resorts International. “Our outlook on the business remains bright, particularly in Las Vegas as 4Q25 and full year 2026 will benefit from meaningful capital investment, including the completion of the MGM Grand room remodel, combined with strong convention bookings. Looking beyond 2025, our BetMGM venture continues towards its goal of $500 million in EBITDA and our MGM Digital segment is on target to become profitable in the coming years.”

“MGM Resorts remains on track to implement over $150 million of EBITDA enhancements within the year,” said Jonathan Halkyard, Chief Financial Officer & Treasurer of MGM Resorts International. “During the quarter we repurchased 8 million shares for $217 million. We still have approximately $2.1 billion in our authorized share repurchase program and continue to see significant value in our stock at current prices.”

Second Quarter 2025 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $4.4 billion, an increase of 2% compared to the prior year quarter, due primarily to an increase in net revenues at MGM China and Regional Operations;
•Net income attributable to MGM Resorts was $49 million in the current quarter compared to $187 million in the prior year quarter, a decrease due to the current quarter pre-tax impact of foreign currency transaction loss of $208 million primarily related to USD denominated debt held by a foreign subsidiary;
•Consolidated Adjusted EBITDA of $648 million in the current quarter compared to $635 million in the prior year quarter;
•Diluted earnings per share of $0.18 in the current quarter compared to diluted earnings per share of $0.60 in the prior year quarter; and
•Adjusted diluted earnings per share (“Adjusted EPS”) of $0.79 in the current quarter compared to $0.86 in the prior year quarter.

Las Vegas Strip Resorts
•Net revenues of $2.1 billion in the current quarter compared to $2.2 billion in the prior year quarter, a decrease of 4% due primarily to the impact from the room remodel and a decline in table games hold at MGM Grand Las Vegas; and
•Segment Adjusted EBITDAR of $710 million in the current quarter compared to $782 million in the prior year quarter, a decrease of 9%.

Regional Operations
•Net revenues of $965 million in the current quarter compared to $927 million in the prior year quarter, an increase of 4%, due primarily to an increase in casino revenue, with increases in table games drop and slot handle; and
•Segment Adjusted EBITDAR of $309 million in the current quarter compared to $288 million in the prior year quarter, an increase of 7%.
MGM China
•Net revenues of $1.1 billion in the current quarter compared to $1.0 billion in the prior year quarter, an increase of 9% due primarily to an increase in casino revenue driven by an increase in main floor table games drop compared to the prior year quarter as well as an increase in VIP table games win percentage; and
•Segment Adjusted EBITDAR of $301 million in the current quarter compared to $294 million in the prior year quarter, an increase of 3%.
MGM Digital (1)
•Net revenues of $164 million in the current quarter compared to $143 million in the prior year quarter, an increase of 14% due primarily to brand expansion; and
•Segment Adjusted EBITDAR loss of $26 million in the current quarter compared to a loss of $14 million in the prior year quarter.

(1)     MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming; it does not include the BetMGM North America venture
Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended June 30,	2025	2024
Diluted earnings per share	$0.18	$0.60
Property transactions, net	(0.01)	0.05
Non-operating items:
Loss (gain) related to debt and equity investments	(0.01)	0.07
Foreign currency transaction loss (gain)	0.72	(0.01)
Change in the fair value of foreign currency contracts	(0.12)	0.20
Loss on the retirement of long-term debt	—	0.01
Income tax impact on net income adjustments(1)	0.03	(0.06)
Adjusted EPS	$0.79	$0.86

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
The prior year quarter includes a non-cash income tax benefit of $25 million resulting from a decrease in the valuation allowance on Macau deferred tax assets.

Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended June 30,	2025	2024	% Change
	(Dollars in millions)
Casino revenue	$457	$485	(6)%
Table games drop	$1,554	$1,506	3%
Table games win	$355	$364	(2)%
Table games win %	22.9%	24.2%
Slot handle	$5,886	$5,662	4%
Slot win	$549	$528	4%
Slot win %	9.3%	9.3%

The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended June 30,	2025	2024	% Change
Room revenue (in millions)	$735	$767	(4)%
Occupancy	93%	97%
Average daily rate (ADR)	$252	$248	1%
Revenue per available room (RevPAR)	$235	$240	(2)%
Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended June 30,	2025	2024	% Change
	(Dollars in millions)
Casino revenue	$710	$684	4%
Table games drop	$985	$953	3%
Table games win	$213	$200	7%
Table games win %	21.6%	21.0%
Slot handle	$6,868	$6,689	3%
Slot win	$694	$662	5%
Slot win %	10.1%	9.9%

MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended June 30,	2025	2024	% Change
	(Dollars in millions)
Casino revenue	$977	$891	10%
Main floor table games drop	$4,085	$3,835	7%
Main floor table games win	$1,021	$939	9%
Main floor table games win %	25.0%	24.5%
Intercompany branding license fee expense for MGM China, which eliminates in consolidation, was $19 million in the current quarter and $18 million in the prior year quarter.
Unconsolidated Affiliates
The following table summarizes information related to the Company's share of operating income (loss) from unconsolidated affiliates:

Three Months Ended June 30,	2025	2024
	(In thousands)
BetMGM North America Venture	$21,770	$(38,391)
Other	4,090	4,207
	$25,860	$(34,184)

MGM Resorts Share Repurchases
During the second quarter of 2025, the Company repurchased approximately 8 million shares of its common stock for an aggregate amount of $217 million, pursuant to its repurchase plan. The remaining availability under the November 2023 and April 2025 stock repurchase plan was approximately $2.1 billion as of June 30, 2025. All shares repurchased under the Company's repurchase plan have been retired.

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 0223731.

A replay of the call will be available through August 6, 2025. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 7675051.

"Segment Adjusted EBITDAR" is our reportable segment GAAP measure, which we utilize as the primary profit measure for our reportable segments and underlying operating segments. Segment Adjusted EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, triple net lease rent expense, income (loss) from unconsolidated affiliates, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment. Triple net lease rent expense is the expense for rent to landlords under triple net operating leases for its domestic properties, the ground subleases of Beau Rivage and MGM National Harbor, and the land concessions at MGM China.

"Consolidated Adjusted EBITDA" is earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net. Consolidated Adjusted EBITDA information is a non-GAAP measure that is presented solely as a supplemental disclosure to reported GAAP measures because it is among the measures used by management to evaluate our operating performance, and because we believe this measure is widely used by analysts, lenders, financial institutions, and investors as a measure of operating performance in the gaming industry and as a principal basis for the valuation of gaming companies. We believe that while items excluded from Consolidated Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, we believe excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when we are developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our properties, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. However, Consolidated Adjusted EBITDA has limitations as an analytical tool, and should not be construed as an alternative or substitute to any measure determined in accordance with generally accepted accounting principles. For example, we have significant uses of cash flows, including capital expenditures, interest payments, income taxes, and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA. Accordingly, while we believe that Consolidated Adjusted EBITDA is a relevant measure of performance, Consolidated Adjusted EBITDA should not be construed as an alternative to or substitute for operating income or net income as an indicator of our performance, or as an alternative to or substitute for cash flows from operating activities as a measure of liquidity. In addition, other companies in the gaming and hospitality industries that report Consolidated Adjusted EBITDA may calculate Consolidated Adjusted EBITDA in a different manner and such differences may be material. A reconciliation of GAAP net income to Consolidated Adjusted EBITDA is included in the financial schedules in this release.

"Adjusted EPS" is diluted earnings or loss per share adjusted to exclude property transactions, net, net gain/loss related to equity investments for which we have elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value and net gain/loss related to our investments in debt securities, foreign currency transaction net gain/loss, change in the fair value of foreign currency contracts, and loss on the retirement of long-term debt.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because we believe this measure is useful in providing period-to-period comparisons of the results of our continuing operations to assist investors in reviewing our operating performance over time. We believe that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating our earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, we believe certain excluded items, and items further discussed with respect to Consolidated Adjusted EBITDA above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of our performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under "Adjusted EPS" included in this release.

RevPAR is hotel revenue per available room.

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global gaming and entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers sports betting and online gaming in North America through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LV Lion Holding Limited, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe and Brazil. The Company is currently pursuing targeted expansion in Asia through an integrated resort development in Japan. Through its Focused on What Matters philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on X as well as Facebook and Instagram.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company's expectations regarding any benefits expected to be received from the Company's transactions and capital investments; future results of the Company (including the Company's ability to maintain a strong balance sheet), and its unconsolidated affiliates, including BetMGM; expectations regarding the impact of macroeconomic trends on the Company's business; expectations regarding the Company's booking pace (including with respect to convention bookings), liquidity position and the size and timing of future investments; the Company's ability to execute on its strategic plans, including implementation of EBITDA enhancements, our development projects, expansion of the MGM Digital brand and positioning BetMGM as a leader in sports betting and iGaming; expectations regarding the performance of MGM China; and the Company's ability to return capital to shareholders (including the timing and amount of any share repurchases). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include: the effects of economic conditions and market conditions in the markets in which the Company and its unconsolidated affiliates (including BetMGM) operate and competition with online gaming and sports betting operators and destination travel locations throughout the United States and the world; the design, timing and costs of expansion and capital investment projects; changes in applicable laws or regulations, particularly with respect to iGaming and online sports betting; risks relating to domestic and international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; disruptions in the availability of the Company's information and other systems or those of third parties on which the Company rely, through cyber-attacks, such as the Company's September 2023 cybersecurity issue, or otherwise, which could adversely impact the Company's ability to service its customers and affect its sales and the results of operations; impact to the Company's business, operations and reputation from, and expenses and uncertainties associated with a cybersecurity incident, including the Company's September 2023 cybersecurity issue and any related legal proceedings, other claims or investigations and costs of remediation, restoration, or enhancement of information technology systems; the timing and outcome of investigations by state regulators related to the Company's September 2023 cybersecurity issue; the continued availability of cybersecurity insurance proceeds; and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance
(702) 730-3942, srogers@mgmresorts.com

HOWARD WANG
Vice President of Investor Relations
hwang@mgmresorts.com

News Media
BRIAN AHERN
Executive Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenues
Casino	$2,329,798	$2,212,759	$4,581,946	$4,453,854
Rooms	860,401	898,998	1,723,809	1,855,399
Food and beverage	778,179	802,138	1,548,352	1,571,541
Entertainment, retail and other	436,492	413,480	827,845	830,051
	4,404,870	4,327,375	8,681,952	8,710,845
Expenses
Casino	1,333,850	1,221,755	2,578,160	2,493,599
Rooms	272,066	277,849	552,915	552,257
Food and beverage	576,633	571,430	1,136,928	1,129,510
Entertainment, retail and other	262,880	252,147	497,309	508,624
General and administrative	1,213,691	1,210,968	2,378,589	2,405,650
Corporate expense	124,096	124,078	266,447	253,744
Preopening and start-up expenses	849	855	934	1,950
Property transactions, net	125	16,477	15,593	33,631
Depreciation and amortization	241,975	191,976	478,419	388,538
	4,026,165	3,867,535	7,905,294	7,767,503
Income (loss) from unconsolidated affiliates	25,860	(34,184)	12,964	(59,308)
Operating income	404,565	425,656	789,622	884,034
Non-operating income (expense)
Interest expense, net of amounts capitalized	(105,584)	(112,739)	(212,853)	(222,776)
Non-operating items from unconsolidated affiliates	(4,055)	1,762	(3,793)	1,626
Other, net	(161,170)	(43,431)	(172,436)	(48,237)
	(270,809)	(154,408)	(389,082)	(269,387)
Income before income taxes	133,756	271,248	400,540	614,647
Benefit (provision) for income taxes	(15,662)	11,554	(55,715)	(32,119)
Net income	118,094	282,802	344,825	582,528
Less: Net income attributable to noncontrolling interests	(69,143)	(95,730)	(147,320)	(177,980)
Net income attributable to MGM Resorts International	$48,951	$187,072	$197,505	$404,548

Earnings per share
Basic	$0.18	$0.60	$0.70	$1.28
Diluted	$0.18	$0.60	$0.70	$1.27
Weighted average common shares outstanding
Basic	273,329	311,179	280,199	315,837
Diluted	275,615	314,420	282,328	319,092

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,958,020	$2,415,532
Accounts receivable, net	1,043,734	1,071,412
Inventories	126,704	140,559
Income tax receivable	227,304	257,514
Prepaid expenses and other	502,705	478,582
Total current assets	3,858,467	4,363,599
Property and equipment, net	6,250,677	6,196,159
Investments in and advances to unconsolidated affiliates	484,187	380,626
Goodwill	5,188,903	5,145,004
Other intangible assets, net	1,702,811	1,715,381
Operating lease right-of-use assets, net	23,251,222	23,532,287
Deferred income taxes	55,881	39,591
Other long-term assets, net	907,247	858,980
	$41,699,395	$42,231,627
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and construction payable	$383,466	$412,662
Accrued interest on long-term debt	71,467	69,916
Other accrued liabilities	2,712,152	2,869,105
Total current liabilities	3,167,085	3,351,683
Deferred income taxes	2,801,424	2,811,663
Long-term debt, net	6,205,142	6,362,098
Operating lease liabilities	25,012,186	25,076,139
Other long-term obligations	770,690	910,088
Total liabilities	37,956,527	38,511,671
Redeemable noncontrolling interests	31,681	34,805
Stockholders' equity
Common stock, $0.01 par value: authorized 1,000,000,000 shares, issued and outstanding 272,182,138 and 294,374,189 shares	2,722	2,944
Capital in excess of par value	—	—
Retained earnings	2,609,529	3,081,753
Accumulated other comprehensive income (loss)	361,519	(61,216)
Total MGM Resorts International stockholders' equity	2,973,770	3,023,481
Noncontrolling interests	737,417	661,670
Total stockholders' equity	3,711,187	3,685,151
	$41,699,395	$42,231,627

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Las Vegas Strip Resorts	$2,114,692	$2,205,462	$4,290,812	$4,460,491
Regional Operations	964,612	927,138	1,865,031	1,836,617
MGM China	1,110,093	1,018,191	2,137,565	2,074,208
MGM Digital	163,861	143,347	291,919	270,955
Management and other operations	51,612	33,237	96,625	68,574
	$4,404,870	$4,327,375	$8,681,952	$8,710,845
MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – SEGMENT ADJUSTED EBITDAR AND CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Las Vegas Strip Resorts	$710,496	$782,289	$1,521,656	$1,610,077
Regional Operations	308,656	288,378	587,698	562,480
MGM China	301,342	293,863	586,907	595,049
MGM Digital(1)	(25,698)	(13,936)	(60,091)	(32,726)
Unconsolidated affiliates - BetMGM and other(2)	25,860	(34,184)	12,964	(59,308)
Management and other operations	20,230	10,543	41,994	26,487
Stock compensation	(16,454)	(12,539)	(45,076)	(39,298)
Triple net lease rent expense	(564,416)	(564,186)	(1,128,891)	(1,128,525)
Corporate(3)	(112,502)	(115,264)	(232,593)	(226,083)
Consolidated Adjusted EBITDA	$647,514	$634,964	$1,284,568	$1,308,153
Additional Information:

Non-cash rent(4)	$106,212	$115,080	$217,349	$234,972
(1)MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming. Current quarter includes expense for management incentive plans established in connection with acquisitions ("MIP") of $2 million and intercompany royalty expense of $1 million. Current year includes MIP expense of $5 million and intercompany royalty expense of $2 million. Prior year quarter includes MIP expense of $1 million and intercompany royalty expense of $1 million. Prior year includes MIP expense of $3 million and intercompany royalty expense of $1 million. Intercompany royalty expense eliminates in consolidation.
(2)Represents the Company's share of operating income (loss) of unconsolidated affiliates.
(3)Current quarter includes amounts related to MGM China of $13 million, global development of $4 million, and transaction costs of $3 million. Current year includes amounts related to MGM China of $23 million, global development of $7 million, and transaction costs of $5 million. Prior year quarter includes amounts related to MGM China of $12 million, global development of $2 million, and transaction costs of $2 million. Prior year includes amounts related to MGM China of $24 million, global development of $4 million, and transaction costs of $4 million.
(4)Represents the excess of expense over cash paid related to triple net operating and ground leases.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO
CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income attributable to MGM Resorts International	$48,951	$187,072	$197,505	$404,548
Plus: Net income attributable to noncontrolling interests	69,143	95,730	147,320	177,980
Net income	118,094	282,802	344,825	582,528
Provision (benefit) for income taxes	15,662	(11,554)	55,715	32,119
Income before income taxes	133,756	271,248	400,540	614,647
Non-operating (income) expense:
Interest expense, net of amounts capitalized	105,584	112,739	212,853	222,776
Other, net	165,225	41,669	176,229	46,611
	270,809	154,408	389,082	269,387
Operating income	404,565	425,656	789,622	884,034
Preopening and start-up expenses	849	855	934	1,950
Property transactions, net	125	16,477	15,593	33,631
Depreciation and amortization	241,975	191,976	478,419	388,538
Consolidated Adjusted EBITDA	$647,514	$634,964	$1,284,568	$1,308,153